Exhibit 10.2
SECOND AMENDMENT TO THE
NITRIC ACID SUPPLY, OPERATING AND MAINTENANCE AGREEMENT
BY AND AMONG EL DORADO NITROGEN, L.P., EL DORADO CHEMICAL COMPANY, AND BAYER MATERIALSCIENCE LLC

This Second Amendment to the Nitric Acid Supply, Operating and Maintenance Agreement (this “Second Amendment”) is made and entered into on this 16th day of June 2010, by and among EL DORADO NITROGEN, L.P., a Texas limited partnership (“EDNLP”), EL DORADO CHEMICAL COMPANY, an Oklahoma corporation (“El Dorado”), and BAYER MATERIALSCIENCE LLC, a Delaware limited liability company (“BMS”).

PREAMBLE

WHEREAS, EDNLP, El Dorado and BMS are parties to that certain Nitric Acid Supply, Operating and Maintenance Agreement (“Agreement”) dated October 23, 2008 and amended by the First Amendment dated June 29, 2009; and

WHEREAS, the parties desire to and have agreed to amend the Nitric Acid Supply, Operating and Maintenance Agreement to incorporate the details of a project to reduce N2O emissions and the details surrounding the handling of credits;

Therefore, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, agree as follows:

AGREEMENT

1.	Definitions. Capitalized terms used herein not otherwise defined herein shall have the meaning specified in the Agreement.

2.	Section 1, Definitions. The following definitions are hereby added

Abatement Catalyst – Shall mean the catalyst which after installed in the Nitric Acid Facility, as part of the N2O Emission Project, shall serve to reduce N2O emissions.

Climate Action Reserve or CAR – Shall mean a national program focused on ensuring environmental integrity of greenhouse gas emissions reduction projects which developed protocols to provide regulatory-quality guidelines for project development.

Climate Reserve Tons or CRT – Shall mean carbon offset credits more fully described in the CAR protocols which can be sold through the CAR system.

Initial Baseline Period – Shall mean the period of time which defines the initial level of emissions of N2O, to be used as the baseline for comparing subsequent total reduced N2O emissions in order to generate verifiable CRTs.

PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED FROM THIS PUBLIC FILING PURSUANT TO A REQUEST BY LSB INDUSTRIES, INC. FOR CONFIDENTIL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION.  THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF SUCH REQUEST.

Project Developer – Shall mean a third party which will assist in the development, implementation and management of the N2O Emission Project.

N2O - Shall mean nitrous oxide.  N2O shall not be considered a Spill as set forth in definition 1.76 of the Agreement.  N2O is currently not regulated under the Clean Air Act as referenced in Definition 1.35, Environmental Health and Safety Laws.

N2O Emission Project – Shall mean the initiative whose intent is to reduce N2O emissions from the Nitric Acid Facility through the addition of a secondary Abatement Catalyst.

3.	Section 2, Nitric Acid. The following section is hereby added as Section 2.7, N2O Emission Project as follows:

“A.  For the remainder of the Initial Term, and for any extension of the Initial Term and Renewal Term(s) thereafter for so long as BMS determines to continue the N2O Emission Project, the parties shall work together to reduce N2O emissions from the Nitric Acid Facility.  A secondary Abatement Catalyst shall be installed after appropriate modifications are made to the Nitric Acid Facility.  The purchase of such Abatement Catalyst and related items shall be treated as any other BMS Capital Addition.  EDNLP shall not enter into any agreements or commit to make reasonable expenditures associated with this N2O Emission Project without BMS’s prior written consent.  At the expiration or termination of the Term, any CRTs generated by the Nitric Acid Facility subsequent to the expiration or termination date of this Agreement shall be for the sole benefit of BMS.

B.  EDNLP shall lead the project by using reasonable efforts to conduct thorough research, collect data according to CAR guidelines and hire a Project Developer.   The Project Developer shall review all relevant data and data collection method(s), and also prepare the appropriate documents for submission to the CAR.  The Project Developer shall interact with the CAR to ensure timely approval.  EDNLP shall provide the reasonable supporting information necessary to complete such documents.

C.  The Initial Baseline Period to be used during this project shall be the level of N2O emissions per ton Nitric Acid production from the Nitric Acid Facility from late October 2009 through approximately June 2010.  The parties expect to install the Abatement Catalyst in June of 2010.  In the event that the Abatement Catalyst is not installed in June of 2010, the Initial Baseline Period shall be determined by the level of N2O emissions per ton Nitric Acid production from the Nitric Acid Facility from the time the Nitric Acid Facility starts production after the June 2010 Catalyst change through the date upon which such Catalyst is next changed, which is currently estimated to be February 2011.

The decision to install, replace or repair the Abatement Catalyst, if needed, shall be at BMS’s discretion, unless required to meet emission standards established  by Law.

D. EDNLP shall arrange for an accredited third party to verify the reduction of N2O emissions during each verification period.  After verification, CRT credits related to the N2O Emission Project shall be deposited into EDNLP’s CAR account.  Upon receipt of verified CRT credits, EDNLP shall, at BMS’s option, either i) sell a portion of the CRTs in order to generate funds to reimburse BMS for all cumulative expenses and expenditures BMS incurred, including but not limited to Abatement Catalyst costs and capital costs, and BMS management costs, as well as those expenditures and expenses considered reimbursable  to EDNLP from BMS as described herein or ii) determine the amount of credits that could be sold at the then current market value to cover the costs and transfer such number of CRTs to BMS’s CAR account, at which time BMS shall cover such expenses without selling such CRT credits. Notwithstanding anything to the contrary, the BMS management costs shall not exceed $100,000 through June 30, 2014, and $100,000 for each five year extension or renewal of the Term, if any.

Once and if all such costs are reimbursed to BMS, the remaining CRTs shall be shared between BMS and EDNLP based on the percentage ***.  Once EDNLP’s percentage is so determined, notwithstanding anything to the contrary, EDNLP shall receive not less than *** percent (***%) of such remaining CRTs.  EDNLP’s percentage shall not change during the life of the project.  This percentage shall be payable for the remainder of the Initial Term, and for any extension of the Initial Term and Renewal Term(s) thereafter for so long as BMS determines to continue the N2O Emission Project.

At BMS’s option, EDNLP shall then either i) transfer BMS’s portion of the CRTs to BMS’s CAR account or ii) sell the CRTs on BMS’s behalf and transfer the proceeds to BMS.  Payments due BMS under this Section shall be made by EDNLP within ten (10) days of receipt of funds from the sale of the CRTs.

E.  BMS agrees to reimburse EDNLP for all reasonable third party, out of pocket expenses associated with the execution of the project, including but not limited to: Project Developer fees, which include 5% of CRTs generated by the project;  related CRT requirements; CAR membership fees; verifier costs; Continuous Emissions Monitoring System (“CEMS”) maintenance costs including software upgrades; CRT issuance and transfer fees on the CAR exchange; and reasonable EDNLP management costs not otherwise reimbursed under this Agreement.  Notwithstanding anything to the contrary, the EDNLP management fixed costs shall not exceed $100,000 through June 30, 2014, and $100,000 for each five year extension or renewal of the Term, if any.  These costs shall not be considered an Excluded Fixed Cost as set forth in Definition 1.42 (D) of the Agreement.

*** INDICATES INFORMATION IN THIS DOCUMENT WHICH HAS BEEN OMITTED FROM THIS PUBLIC FILING PURSUANT TO A REQUEST BY LSB INDUSTRIES, INC. FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF SUCH REQUEST.

F.   If this project does not generate enough CRTs or if the sale price of the CRTs is not sufficient to cover the costs paid by BMS, in no event shall EDNLP be liable for any reimbursements to BMS for expenses incurred or reimbursed by BMS.  Both parties agree that the total cumulative expenditures incurred by BMS, including amounts reimbursed by BMS to EDNLP, must be covered prior to the sharing of any CRTs.”

4.	Section 3. Maintenance and Operating Services. The following section is hereby added as a final paragraph to Section 3:

“In order to register the N2O emission project as set forth in Section 2.7 herein, EDNLP shall submit to CAR an Attestation of Title form (“AT Form”) indicating that EDNLP has exclusive rights to the greenhouse gas reductions or removals associated with the project and for which CAR will issue CRTs.  BMS does not object to the submission of the AT Form in EDNLP’s name, provided that any related CRTs are handled as described herein.”

5.	No Other Changes. Subject to the changes immediately above, all other provisions of the Project and Supply Agreement remain in full force and effect without modification.

6.	Representations and Warranties. BMS hereby represents and warrants to EDNLP, and EDNLP represents to BMS as follows:

(a) this Second Amendment has been duly and validly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligations of each such party enforceable against it in accordance with their respective terms; and

(b) the execution, delivery and performance of this Second Amendment by such party will not:

(i) violate or conflict with its charter or bylaws;

(ii) breach or result in a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, require any consent under, result in the imposition of any lien under or give to others any rights or termination, acceleration, suspension, revocation, cancellation or amendment of any agreement to which it is a party;

(iii) breach or otherwise violate any order, writ, judgment, injunction or decree issued by any governmental person or entity which names such party or is directed to such party or any of its respective properties or assets;

(iv) violate any Laws; or

(v) require any consent, authorization, approval, exemption or other action by, or any filing, registration or qualification with, any governmental person or entity other than those which have been made or obtained prior to the date hereof.

7.
Counterparts; Telefacsimile Execution.  This Second Amendment may be executed in any number of counterparts, and by each of the parties on separate counterparts, each of which, when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument.  Delivery of an executed counterpart of this Second Amendment by electronic scan or telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Second Amendment.  Any party delivering an executed counterpart of this Second Amendment by electronic scan or telefacsimile also shall deliver a manually executed counterpart of this Second Amendment, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Second Amendment.

IN WITNESS HEREOF, the parties hereto have executed this Second Amendment to the Nitric Acid Supply, Operating, and Maintenance Agreement effective the date first above written.

BAYER MATERIALSCIENCE LLC
By:    /s/ David Law
Name:    David Law
Title:     V.P. Basic Chemicals Production

EL DORADO NITROGEN, L.P.
By:    /s/ Anne O. Rendon
Name:    Anne O. Rendon
Title:      President

EL DORADO CHEMICAL COMPANY
By:       /s/  Tony Shelby
Name:    Tony Shelby
Title:    Vice President